EXHIBIT 10.10

CONSULTING AGREEMENT AMENDMENT

This CONSULTING AGREEMENT AMENDMENT (the “Amendment”) is dated as of July 1, 2020 (the “Effective Date”) by and between PwrCor, Inc., formerly named Receivable Acquisition & Management Corporation (and f/k/a Cornerstone Sustainable Energy), a Delaware corporation, (“PwrCor”) and Gramercy Ventures LLC, a New York limited liability company (the “Consultant”), each a “Party” and collectively, the “Parties” hereto.

WHEREAS, PwrCor engaged the Consultant and entered into an agreement (the “Agreement”) dated as of July 1, 2014 embodying the terms of such engagement, amended and extended July 1, 2017; and

WHEREAS, Consultant desires to continue providing services to PwrCor on the terms and conditions set forth therein and as amended herein.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree to renew said Agreement, amended as follows:

A.  Consulting Services.  Paragraphs 1.b. and 7 shall be amended as follows:

1.b.  Term of the Agreement

The term of the Agreement shall be renewed for an additional three (3) year period, commencing on July 1, 2020, and shall continue until terminated pursuant to Paragraph 7 below (the “Term”).

B.  Duties.  Paragraph 2.b. shall be deleted in its entirety and replaced with the following:

2.b.  During the Term, Consultant will devote such time and effort as needed for the successful performance of Consultant’s duties hereunder, and may engage in personal, business, professional or other activities, in each case provided that any of such activities do not materially interfere with Consultant’s performance of his duties for the Company or create a conflict of interest with that of the Company.

C.  Compensation.  Paragraph 3 shall be deleted in its entirety and replaced with the following:

The Board of Directors shall make a determination as to the payment of compensation, and determine the level of such compensation, commensurate with the activities involved in Consultant’s responsibilities and time spent thereon, which it may elect to change from time to time, and contingent upon its determination of PwrCor’s ability to pay compensation based on its financial position, including its funding, revenues, and/or level of business activity.  Payment may be offered in the form of Company common or preferred stock, stock warrants, stock options, deferred compensation or, subject to limits based on available funds, cash compensation, or some combination of these, as determined by the Board of Directors, subject to acceptance by Consultant.  The Company shall not make social security, worker’s compensation or unemployment insurance payments on behalf of Consultant with regard to any compensation or bonus paid by the Company to Consultant.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Gramercy Ventures LLC: /s/ James A. Valentino

                                         James A. Valentino, Manager

PwrCor, Inc.: /s/ Thomas Telegades

                    Thomas Telegades

                    Chief Executive Officer

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